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                                   EXHIBIT 99

                              OLD KENT THRIFT PLAN
                               PERFORMANCE TABLE


   The following table illustrates the comparative investment performance of the five investment options offered under the Old Kent Thrift Plan. The performance of some or all of these options also serves as a measure for determining benefits under the Executive Thrift Plan and the Deferred Compensation Plan. The table shows the value of a hypothetical initial investment of $1,000 invested on December 31, 1994, and its value as of December 31 of each subsequent year shown below:


                                        Initial
                                       Investment          12/31/95          12/31/96          12/31/97
                                      on 12/31/94           Value             Value             Value
Savings Fund                           $1,000                $1,060            $1,118            $1,182


Diversified Equity                     $1,000                $1,288            $1,508            $1,826
  Fund

Short Term Bond                        $1,000                $1,111            $1,163            $1,243
  Fund

Old Kent Common                        $1,000                $1,480            $1,863            $3,326
  Stock Fund

Balanced Fund                          $1,000                $1,194            $1,301            $1,495




This document constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933.